UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 17, 2010

REMEC, INC.

(Exact Name of Registrant as Specified in Charter)

California	1-16541	95-3814301
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3790 Via de la Valle, Del Mar, CA 92014

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (858) 259-4265

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On September 17, 2010, the Board of Directors of REMEC, Inc. (OTCBB: REMC.OB) declared a liquidating cash distribution in a range between $0.81 and $0.87 per share payable to shareholders of record at the close of market (4:00 p.m. Eastern Time) on November 29, 2010, with the exact amount to be determined based on further liquidation activities. The payment date is expected to be on or about December 10, 2010. The Company will issue a further announcement on or about November 16, 2010 identifying the actual distribution amount within the specified range and the anticipated payment date.

The Board set the distribution amount at a level it believes will result in the Company retaining sufficient available cash following the distribution to cover reserves for estimated liabilities as reflected on the Company’s current financial statements as well as an additional amount for currently unknown liabilities and expenses. While the Company has endeavored to make adequate reserves for all known and contingent liabilities, there is no guarantee that the reserves established by the Company will be adequate to cover such expenses and liabilities. Cash available for future liquidating distributions to shareholders may be reduced if actual liabilities are greater than estimated, or if currently unknown claims are made against the Company in the future.

Item 8.01.	Other Events.

The Company also announced that in accordance with the Plan of Complete Liquidation and Dissolution previously approved by its stockholders, the Company intends to (i) enter into a liquidating trust agreement for the purpose of completing the final wind-up of the Company’s affairs and the final liquidation and distribution of its assets, (ii) transfer its then remaining assets (subject to its then remaining liabilities) to the trustee of the REMEC Liquidating Trust on December 31, 2010, and (iii) close its stock transfer books as of 4:00 p.m. (Eastern Standard Time) on December 31, 2010. The foregoing summary is qualified in its entirety by the letter to stockholders attached hereto as Exhibit 99.1, which the Company intends to mail to its stockholders on or about September 24, 2010 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Letter to Shareholders dated September 20, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

REMEC, INC.

Dated: September 21, 2010	By:	/s/ Richard A. Sackett
		Name:	Richard A. Sackett
		Title:	President

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Letter to Shareholders dated September 20, 2010